Exhibit 5




                                    October 26, 1998



SBC Communications Inc.
175 E. Houston Street
San Antonio, Texas  78205

Dear Sirs:

      In connection with the registration under the Securities Act of 1933 (the "Act") of shares (the "Shares") of Common Stock, par value $1.00 per share, of SBC Communications Inc., a Delaware corporation (the "Corporation"), and related stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of January 27, 1989, between SBC and American Transtech, Inc. ("ATI"), as amended by the Amendment to the Rights Agreement, dated as of August 5, 1992, by and among SBC, ATI, and The Bank of New York ("BONY"), as successor Rights Agent, and as further amended by the Second Amendment to Rights Agreement, dated as of June 15, 1994, by and between SBC and BONY (as amended, the "Rights Agreement"), I am of the opinion that:

      (1) The Shares have been duly authorized to the extent of 38,000,000 Shares, which may be purchased pursuant to the terms of the SBC
           Savings  Plan,  the SBC  Savings  and  Security  Plan,  the Pacific
           Telesis Group Supplemental Retirement and Savings Plan for Non-Salaried Employees, the Pacific Telesis Group 1994 Stock Incentive Plan, the Pacific Telesis Group Stock Option and Stock Appreciation Rights Plan, the Pacific Telesis Group Non-Employee Director Stock Option Plan, the SNET Management Retirement Savings Plan, the SNET Bargaining Unit Retirement Savings Plan, the SNET 1986 Stock Option Plan, and the SNET 1995 Stock Incentive Plan (collectively, the "Plans"), and, when the registration statement on Form S-8 relating to the Shares to be issued pursuant to the Plans (the "Registration Statement") has become effective under the Act, upon issuance of such Shares and payment therefore in accordance with the Plans and the resolutions of the Board of Directors of SBC relating thereto, the Shares will be legally and validly issued, fully paid and nonassessable;

      (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been validly issued and sold as contemplated in paragraph (1) above, the Rights attributable to the Shares will be validly issued;

      (3) The provisions of the SBC Savings Plan, the SBC Savings and Security Plan, the Pacific Telesis Group Supplemental Retirement and Savings Plan for Non-Salaried Employees, the SNET Management Retirement Savings Plan, and the SNET Bargaining Unit Retirement Savings Plan are in compliance with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to such provisions; and

      (4) SBC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

      The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

      I have relied as to certain matters on information obtained from public officials, officers of SBC and other sources believed by me to be responsible.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,


                                       /s/ James D. Ellis